Exhibit 99.2

Press Release

The AES Corporation Announces Pricing of Offering of Senior Notes

June 2, 2011 — Arlington, Virginia — The AES Corporation (the “Company”) today announced that it had priced a private offering to eligible purchasers of $1 billion of 7.375% Senior Notes due 2021 (the “Notes”) at an offering price of 100% of the principal amount thereof. Net proceeds from this offering will be used to fund a portion of the acquisition cost for DPL, Inc.

The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

For additional information, please contact:

Joel Abramson

(703) 682-6301